UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

STERICYCLE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 16, 2007

Dear Stockholder:

You are cordially invited to attend our 2007 Annual Meeting of Stockholders on Wednesday, May 16, 2007, at 12:00 noon, Chicago time, at the Wyndham O’Hare Hotel, 6810 North Mannheim Road, Rosemont, Illinois 60018.

At the Annual Meeting, you will be asked to consider and vote upon the following matters:

•	the election of a Board of Directors to hold office until the 2008 Annual Meeting of Stockholders

•	a proposal to amend our certificate of incorporation to increase our authorized number of shares of common stock from 80,000,000 shares to 120,000,000 shares

•	ratification of the appointment of Ernst & Young LLP as our independent public accountants for the year ending December 31, 2007

•	any other matters that properly come before the meeting

Only stockholders of record at the close of business on the record date of March 19, 2007 are entitled to vote at the Annual Meeting.

Admission to the Annual Meeting will be by admissions card only. If you plan to attend the meeting in person, please complete and return the Reservations Form on the back cover of this Proxy Statement and an admissions card will be mailed to you. All Reservations Forms must be received by May 9, 2007. An admissions card is not transferable and will admit only the stockholder or stockholders to whom it was issued.

For the convenience of our stockholders who do not plan to attend the Annual Meeting in person and who want to have their shares voted, we have enclosed a proxy card. If you do not plan to attend the Annual Meeting, please complete and return the proxy card in the envelope provided for that purpose. If you return your proxy card and later decide to attend the Annual Meeting in person, or if for any other reason you want to revoke your proxy, you may do so at any time before your proxy is voted.

For the Board of Directors

Jack W. Schuler	Mark C. Miller
Chairman of the Board	President and Chief Executive Officer

April 16, 2007

Lake Forest, Illinois

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Item 2 — PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK FROM 80,000,000 SHARES TO 120,000,000 SHARES	20

Shares Outstanding and Reserved for Issuance	20
Reason for Proposed Amendment	20
Possible Abandonment of Proposed Amendment	20
Other Factors To Consider	20

Item 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS	21

Audit Fees	21
Audit Related Fees	21
Tax Fees	21
All Other Fees	21

OTHER MATTERS	22

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING	22

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	22

ADDITIONAL INFORMATION	22

ii

28161 North Keith Drive

Lake Forest, Illinois 60045

PROXY STATEMENT

2007 Annual Meeting of Stockholders

To Be Held on May 16, 2007

We are furnishing this Proxy Statement in connection with the solicitation of proxies by our Board of Directors for use at our 2007 Annual Meeting of Stockholders on Wednesday, May 16, 2007, at 12:00 noon, Chicago time, at the Wyndham O’Hare Hotel, 6810 North Mannheim Road, Rosemont, Illinois 60018. We are mailing this Proxy Statement and the accompanying materials to our stockholders beginning on or about April 16, 2007.

In this Proxy Statement, “we,” “us,” “our” or the “Company” refers to Stericycle, Inc.

GENERAL

Stock

Our authorized capital stock consists of common stock, par value $0.01 per share (“common stock”), and preferred stock, par value $0.01 per share (“preferred stock”). As of March 19, 2007, the record date for the Annual Meeting, we had 44,330,553 shares of common stock outstanding. We did not have any shares of preferred stock outstanding.

Stockholders Entitled To Vote

Only holders of our common stock who were stockholders of record at the close of business on the record date of March 19, 2007 are entitled to notice of and to vote their shares of record at the Annual Meeting. Each outstanding share of common stock is entitled to one vote.

Quorum

Holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting who are present in person or represented by proxy will constitute a quorum to conduct business at the meeting. The inspectors of election appointed at the meeting will determine the existence of a quorum and tabulate the votes cast at the meeting.

Voting

The eight directors to be elected at the Annual Meeting (Item 1) will be elected by a plurality of the votes cast by stockholders present in person or represented by proxy, entitled to vote and voting. The proposal to amend our certificate of incorporation to increase our authorized shares of common stock from 80,000,000 shares to 120,000,000 shares (Item 2) will require for approval the affirmative vote of holders of a majority of the shares of our common stock outstanding as of the record date. Each other matter to be voted on at the Annual Meeting (for example, Item 3) will require for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote.

A stockholder may withhold authority to vote for one or more nominees for director and may abstain from voting on one or more of the other matters to be voted on at the Annual Meeting. Shares for which authority is withheld or that a stockholder abstains from voting will be counted for purposes of determining whether a quorum is present. Shares for which authority is withheld will have no effect on the voting for the election of directors (which, as noted, requires a plurality of the votes cast). Shares that a stockholder abstains from voting will be included in the total of votes cast and will have the effect of votes against the matter in question.

If a broker or nominee indicates on a proxy card that it does not have discretionary authority to vote on a particular matter, the shares will be taken into account in determining whether a quorum is present (if the shares are voted on any other matter) but will not be included in the total of votes cast and thus will have no effect on the outcome of voting on the matter.

Telephone and Internet Voting

Stockholders whose shares are registered in their names directly with our stock registrar and transfer agent, LaSalle Bank, N.A., may vote their shares telephonically, by calling (866) 540-5760, or via the internet, by going to www.proxyvoting.com/srcl/. Stockholders whose shares are registered in the name of a brokerage firm, bank or other nominee may be able to vote their shares telephonically or via the internet. You should check the information provided by your broker, bank or other nominee to see what options, if any, are available to you.

Proxies

If a stockholder properly completes and returns the accompanying proxy card, the shares of stock represented by the proxy will be voted as the stockholder directs. If no directions are given, the persons appointed as proxy holders will vote the shares in accordance with the recommendations of our Board of Directors, i.e., they will vote the shares for the election of the nominees for director described in this proxy statement (Item 1), for the proposal to amend our certificate of incorporation to increase our authorized shares of common stock from 80,000,000 shares to 120,000,000 shares (Item 2), and for ratification of the appointment of Ernst & Young LLP as our independent public accountants for 2007 (Item 3).

A stockholder may revoke a proxy at any time before it is voted by filing a signed notice of revocation with the Secretary of the Company or by returning a properly completed proxy card bearing a later date. In addition, a stockholder may revoke a proxy by attending the Annual Meeting in person and requesting to vote. Attendance at the meeting in person will not, by itself, revoke the proxy.

STOCK OWNERSHIP

Stock Ownership by Directors and Officers

The following table provides information about the beneficial ownership of shares of our common stock as of March 1, 2007 by (1) each of our directors, (2) each of our executive officers listed in the Summary Compensation Table on page 14 and (3) all of our directors and executive officers as a group:

	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Directors
Jack W. Schuler(3)	1,436,973	3.2%
Mark C. Miller(3)(4)	1,241,295	2.8%
Rod F. Dammeyer(3)	16,986	*
William K. Hall	2,000	*
Jonathan T. Lord, M.D	16,401	*
John Patience	79,745	*
Thomas R. Reusché	14,986	*
Peter Vardy(3)	62,430	*
L. John Wilkerson, Ph.D.(3)	36,886	*
Officers
Richard T. Kogler	45,711	*
Frank J.M. ten Brink(3)	173,979	*
Richard L. Foss	73,487	*
Shan Sacranie	52,796	*
All directors and executive officers as a group (13 persons)	3,253,675	7.3%

*	Less than 1%.
(1)	This column includes shares of common stock issuable upon the exercise of stock options exercisable as of or within 60 days after March 1, 2007. These shares are held as follows: Mr. Schuler, 41,864 shares; Mr. Miller, 448,629 shares; Mr. Dammeyer, 14,986 shares; Dr. Lord, 15,401 shares; Mr. Patience, 41,864 shares; Mr. Reusché, 14,986 shares; Mr. Vardy, 22,430 shares; Dr. Wilkerson, 36,886 shares; Mr. Kogler, 41,007 shares; Mr. ten Brink, 129,733 shares; Mr. Foss, 67,938 shares; and Mr. Sacranie, 51,436 shares.
(2)	Shares of common stock issuable under stock options exercisable as of or within 60 days after March 1, 2007 are considered outstanding for purposes of computing the percentage of the person holding the option or warrant but are not considered outstanding for purposes of computing the percentage of any other person.
(3)	The shares shown as beneficially owned by Mr. Schuler include 22,820 shares owned by his wife and 47,616 shares owned by trusts for the benefit of his children, regarding which Mr. Schuler disclaims any beneficial ownership. The shares shown as beneficially owned by Mr. Miller include 150,572 shares owned by trusts for the benefit of his sons, regarding which Mr. Miller disclaims any beneficial ownership. The shares shown as beneficially owned by Mr. Dammeyer include 2,000 shares owned by his wife’s IRA, regarding which Mr. Dammeyer disclaims any beneficial ownership. The shares shown as beneficially owned by Mr. Vardy include 10,000 shares owned by trusts for the benefit of his grandchildren, regarding which Mr. Vardy disclaims any beneficial ownership. The shares shown as beneficially owned by Dr. Wilkerson consist of shares issuable as of or within 60 days after March 1, 2007 under stock options that he has assigned to Galen Advisors, LLC. Dr. Wilkerson disclaims any beneficial interest in these stock options except to the extent of any pecuniary interest arising from his membership interest in Galen Advisors, LLC. The shares shown as beneficially owned by Mr. ten Brink include 175 shares owned by his wife, regarding which Mr. ten Brink disclaims any beneficial interest.
(4)	Mr. Miller is also our President and Chief Executive Officer.

Stock Ownership of Certain Stockholders

The following table provides information about the beneficial ownership of our common stock by each person (other than a director or executive officer) who was known to us to be the beneficial owner as of the record date (March 19, 2007) of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Morgan Stanley(1)	2,406,057	5.4%
1585 Broadway
New York, New York 10036

(1)	The shares shown as beneficially owned are derived from the Schedule 13G (Amendment No. 1) that Morgan Stanley filed on February 14, 2007.

Item 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of nine directors. The size of our Board will be reduced to eight directors as of the Annual Meeting.

With the exception of Mark C. Miller, our President and Chief Executive Officer, all of our directors are outside directors (i.e., directors who are neither officers nor employees of ours). The Board has determined that all of our outside directors are independent under the applicable listing standards of the National Association of Securities Dealers, Inc.

Each director elected at the Annual Meeting will hold office until our annual meeting of stockholders in 2008 or until his successor is elected and qualified.

Nominees for Director

The following table provides information about the nominees for election as directors. All eight nominees are currently serving as directors.

Nominee	Position with the Company	Age
Jack W. Schuler	Chairman of the Board of Directors	66
Mark C. Miller	President, Chief Executive Officer and a Director	51
Rod F. Dammeyer	Director	66
William K. Hall	Director	63
Jonathan T. Lord, M.D.	Director	52
John Patience	Director	59
Thomas R. Reusché	Director	52
Peter Vardy	Director	76

Jack W. Schuler has served as our Chairman of the Board of Directors since January 1990. From January 1987 to August 1989, Mr. Schuler served as president and chief operating officer of Abbott Laboratories, a diversified health care company, where he served as a director from April 1985 to August 1989. Mr. Schuler serves as chairman of the board of directors of Ventana Medical Systems, Inc., a developer and supplier of automated diagnostic systems, and as a director of Medtronic, Inc., a medical technology company, and Quidel Corporation, a developer and manufacturer of point-of-care diagnostic tests. He is a co-founder of Crabtree Partners LLC, a private investment firm in Lake Forest, Illinois, which was formed in June 1995. Mr. Schuler received a B.S. degree in mechanical engineering from Tufts University and a M.B.A. degree from the Stanford University Graduate School of Business Administration.

Mark C. Miller has served as our President and Chief Executive Officer and a director since joining us in May 1992. From May 1989 until he joined us, Mr. Miller served as vice president for the Pacific, Asia and Africa in the international division of Abbott Laboratories, a diversified health care company, which he joined in 1976 and where he held a number of management and marketing positions. He is a director of Ventana Medical Systems, Inc., a developer and supplier of automated diagnostic systems. Mr. Miller received a B.S. degree in computer science from Purdue University, where he graduated Phi Beta Kappa.

Rod F. Dammeyer has served as a director since January 1998. He is the President of CAC, llc, a private company providing capital investment and management advisory services, and is the retired vice chairman of Anixter International, where he served from 1985 until February 2001, and retired managing partner of corporate investments of Equity Group Investments, L.L.C., where he served from 1995 until June 2000. Mr. Dammeyer serves as a director of Ventana Medical Systems, Inc., a developer and supplier of automated diagnostic systems, and Quidel Corporation, a developer and manufacturer of point-of-care diagnostic tests. He also serves as a trustee of Van Kampen Investments, Inc. and a director of The Scripps Research Institute. He received a B.S. degree from Kent State University.

William K. Hall has served as a director since August 2006. He is the co-founder and chairman of Procyon Technologies, Inc., a privately-owned holding company focusing on the acquisition and growth of suppliers to the aerospace and defense industries. From 1994 to 2000, Mr. Hall was chairman and chief executive officer of Falcon Building Products, Inc., a manufacturer and distributor of construction products. He currently serves on the boards of Actuant Corporation, a diversified industrial products manufacturer, A. M. Castle & Co., a specialty metals and plastics distributor, Great Plains Energy Incorporated, a diversified energy producer, and W.W. Grainger, a supplier of facilities maintenance products. Mr. Hall received a B.S.E. degree in aeronautical engineering, a M.S. degree in mathematical statistics, and M.B.A. and Ph.D. degrees in business from the University of Michigan.

Jonathan T. Lord, M.D. has served as a director since August 2004. Dr. Lord is chief innovation officer/senior vice president at Humana Inc., a health benefits company, which he joined in April 2000. From October 1999 to April 2000, Dr. Lord served as president of Health Dialog, a health information provider, and from April 1997 to October 1999, he served as chief operating officer of the American Hospital Association, a national organization representing hospitals, health care networks and their patients. Dr. Lord received a B.S. degree in chemistry and a M.D. degree from the University of Miami.

John Patience has served as a director since our incorporation in March 1989. He is a co-founder and partner of Crabtree Partners LLC, a private investment firm in Lake Forest, Illinois, which was formed in June 1995. From January 1988 to March 1995, Mr. Patience was a general partner of a venture capital firm that he co-founded which led our initial capitalization. Mr. Patience serves as vice chairman of the board of directors of Ventana Medical Systems, Inc., a developer and supplier of automated diagnostic systems. He received B.A. and LL.B. degrees from the University of Sydney in Sydney, Australia, and a M.B.A. degree from the Wharton School of Business of the University of Pennsylvania.

Thomas R. Reusché has served as a director since November 1999. He served as a managing director of Madison Dearborn Partners, LLC, a private equity and venture capital firm, from 1992 until his retirement in September 2003. Prior to co-founding Madison Dearborn Partners, LLC in 1992, Mr. Reusché was a senior investment manager of First Chicago Venture Capital, which comprised the private equity investment activities of First Chicago Corporation, the holding company parent of First National Bank of Chicago. Mr. Reusché serves as chairman of the board of directors of Hines Horticulture, Inc. and a number of private companies. He received an A.B. degree from Brown University and a M.B.A. degree from the Harvard University Graduate School of Business.

Peter Vardy has served as a director since July 1990. From June 1990 to December 2001, he served as the managing director of Peter Vardy & Associates, an international environmental consulting firm in Chicago, Illinois, which he founded. From April 1973 to May 1990, Mr. Vardy served at Waste Management, Inc., where he was vice president, environmental management. He received a B.S. degree in geological engineering from the University of Nevada.

Committees of the Board

Our Board of Directors has standing Compensation, Audit and Nominating and Governance Committees. All of the members of each committee are outside directors who are independent under the applicable listing standards of the National Association of Securities Dealers, Inc. (“NASD”)

Compensation Committee

The Compensation Committee makes recommendations to the full Board of Directors concerning the base salaries and cash bonuses of our executive officers and reviews our employee compensation policies generally. The Committee also administers our stock option plans as they apply to our executive officers.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, the qualifications and experience of our independent accountants, the performance of our internal audit function and our independent accountants, and our compliance with legal and regulatory requirements.

Nominating and Governance Committee

The Nominating and Governance Committee identifies and evaluates possible nominees for election to the Board of Directors and recommends to the full Board a slate of nominees for election at the annual meeting of stockholders. The Committee also recommends to the full Board director assignments to the Board’s committees. In addition, the Committee develops, recommends to the full Board and oversees the implementation of our corporate governance policies and practices.

The Committee considers a variety of factors in evaluating any candidate for selection as a nominee for election as a director. These factors include the candidate’s personal qualities, including, in particular, the candidate’s probity, independence of judgment and analytical skills, and the candidate’s professional experience, educational background, knowledge of our business and health care services generally, and experience serving on the boards of other public companies. The Committee has not established any minimum qualifications that a candidate must possess. In determining whether to recommend an incumbent director for re-election, the Committee also considers the director’s preparation for and participation in meetings of the Board of Directors and the committee or committees of the Board on which he serves.

In identifying potential candidates for selection in the future as nominees for election as directors, the Committee will rely on suggestions and recommendations from the full Board, management, stockholders and others and, when appropriate, may retain a search firm for assistance. The Committee will consider candidates proposed by stockholders and will evaluate any candidate proposed by a stockholder on the same basis that it evaluates any other candidate. Any stockholder who wants to propose a candidate should submit a written recommendation to the Committee indicating the candidate’s qualifications and other relevant biographical information and providing preliminary confirmation that the candidate would be willing to serve as a director. See “—Communications with the Board.”

Committee Charters

The charters of the Compensation, Audit and Nominating and Governance Committees are available on our website, www.stericycle.com, under “About Us/Corporate Governance.”

Committee Members and Meetings

The following table provides information about the membership of the committees of the Board of Directors during 2006:

Director	Compensation Committee		Audit Committee		Nominating and Governance Committee
Jack W. Schuler			x		x	*
Rod F. Dammeyer(1)			x	*	x
William K. Hall(2)	x
Jonathan T. Lord, M.D.	x	*			x
John Patience			x		x
Thomas R. Reusché	x		x
Peter Vardy	x
L. John Wilkerson, Ph.D.	x

*	Chair of committee
(1)	The Board of Directors has determined that Mr. Dammeyer, the Chair of the Audit Committee, is an audit committee financial expert as described in the applicable rules of the Securities and Exchange Commission.
(2)	Mr. Hall was elected a director in August 2006.

Our Board of Directors held four meetings during 2006 and acted without a formal meeting on a number of occasions by the unanimous written consent of the directors. The Audit Committee held eight meetings during the year. The Compensation Committee held two meetings during the year and acted without a formal meeting on several occasions by the unanimous written consent of its members. The Nominating and Governance Committee did not meet separately from the full Board during 2006.

All of our directors attended in person or participated by teleconference in all of the meetings of the Board of Directors during 2006 with the exception of one director who could not participate in one meeting. All of the members of the Audit and Compensation Committees attended in person or participated by teleconference in all of the meetings of those committees during the year.

We encourage our directors to attend the annual meeting of stockholders. All of our directors attended the 2006 Annual Meeting of Stockholders, and we anticipate that all of our directors will attend this year’s Annual Meeting.

Communications with the Board

Stockholders who would like to communicate with the Board may do so by writing to the Board of Directors, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045. Our Investor Relations Department will process all communications received. Communications relating to matters within the scope of the Board’s responsibilities will be forwarded to the Chairman of the Board and at his direction to the other directors; communications relating to ordinary day-to-day business matters that are not within the scope of the Board’s responsibilities will be forwarded to the appropriate officer or executive. Communications addressed to a particular committee of the Board will be forwarded to the chair of that committee and at his direction to the other members of the committee.

Policy on Related Party Transactions

In February 2007, the Board of Directors adopted a written policy requiring certain transactions with related parties to be approved in advance by the Audit Committee. For purposes of this policy, a related party includes any director or executive officer or an immediate family member of any director or executive officer. The transactions subject to review include any transaction, arrangement or relationship (or any series of similar transactions, arrangements and relationships.) in which (i) we or one of our subsidiaries will be a participant, (ii) the aggregate amount involved exceeds $100,000 and (iii) a related party will have a direct or indirect interest. The standards to be applied by the Audit Committee in reviewing transactions with related parties include the benefits to us of the proposed transaction, the potential effect of the proposed transaction on the director’s independence (if the related party is a director), and the terms of the proposed transaction and whether those terms are comparable to the terms available to an unrelated third party or to employees generally.

There were no transactions during 2006 that would have required the prior approval of the Audit Committee if the Board’s policy on related party transactions had been in place during the year.

AUDIT COMMITTEE REPORT

Under the Audit Committee’s charter, the Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, the qualifications and experience of Company’s independent accountants, the performance of the Company’s internal audit function and independent accountants, and the Company’s compliance with applicable legal and regulatory requirements. The Committee’s charter is available on the Company’s website, www.stericycle.com, under “About Us/Corporate Governance.” The current members of the Committee, who served during 2006, are Messrs. Dammeyer (Chair), Patience, Reusché and Schuler.

In regard to our role, we note that it is the responsibility of the Company’s management to prepare financial statements in accordance with accounting principles generally accepted in the United States, and that it is the responsibility of the Company’s independent public accountants to audit those financial statements. The Committee’s responsibility is one of oversight, and we do not provide expert or other special assurance regarding the Company’s financial statements or the quality of the audits performed by the Company’s independent public accountants.

In carrying out our oversight responsibility, we review and discuss with both management and the Company’s independent public accountants all quarterly and annual financial statements prior to their issuance. We reviewed and discussed with both management and Ernst & Young LLP the quarterly and annual financial statements for the fiscal year ended December 31, 2006. Our reviews and discussions with Ernst & Young LLP included executive sessions without the presence of the Company’s management. They also included discussions of the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, of the Auditing Standards Board of the American Institute of Certified Public Accountants, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s financial statements. We also discussed with Ernst & Young LLP matters relating to their independence, including a review of their audit and non-audit fees and the disclosures that Ernst & Young LLP made to the Committee pursuant to Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, of the Independence Standards Board.

In addition, we continued to monitor the scope and adequacy of the Company’s internal controls, including staffing levels and requirements, and we reviewed programs and initiatives to strengthen the effectiveness of the Company’s internal controls and steps taken to implement recommended improvements.

On the basis of these reviews and discussions, we recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2006 for filing with the U.S. Securities and Exchange Commission.

Audit Committee

Rod F. Dammeyer, Chair

John Patience

Thomas Reusché

Jack W. Schuler

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation policies have three objectives:

•	to attract, motivate and retain highly qualified executive officers

•	to make a substantial portion of their compensation dependent on the Company’s attainment of a measurable performance target

•	to structure a substantial portion of their compensation so that they benefit only if all of our stockholders benefit

Our compensation program for executive officers consists of cash compensation and long-term incentive compensation. Cash compensation is paid in the form of a base salary and a cash bonus, and long-term incentive compensation is paid in the form of stock options.

We favor cash bonuses and stock options as the principal components of our executive officers’ compensation because they provide incentives to improve our operating performance and thereby create value for all of our stockholders. We do not have a fixed allocation among the three components of our executive officers’ compensation. The relative amounts of our executive officers’ salaries, bonuses and stock options varies to some extent from year to year.

Compensation Decisions

Decisions relating to the compensation of our executive officers are made by the Compensation Committee of our Board of Directors. Decisions of the Committee relating to executive officers’ base salaries and cash bonuses are subject to the review and approval of the full Board; decisions of the Committee relating to executive officers’ stock options are reviewed by the full Board but are not subject to the Board’s approval.

Compensation decisions are made annually at the regular meeting of the Compensation Committee during the first quarter of year, most commonly in February, when the results of our prior year’s performance are available internally and can be taken into account by the Committee in determining the executive officers’ cash bonuses for the prior year and their base salaries and bonus percentages for the current year. The Committee believes that incentives are likely to have a greater effect on performance the sooner they are communicated and accordingly determines bonus percentages and annual option grants as early in the year as practicable. The Committee’s decisions are made without regard to our anticipated earnings or other announcements.

Our President and Chief Executive Officer makes recommendations to the Committee regarding the compensation of the other executive officers, but management does not otherwise participate in the Committee’s decisions.

Base Salaries

Base salaries are intended to provide a regular source of income to our executive officers. The Compensation Committee reviews officers’ base salaries each year, but it has not changed the base salaries of Messrs. Miller, Kogler and ten Brink since April 2003 or those of Messrs. Foss and Sacranie since they joined us in February and May 2003, respectively. The base salaries of our executive officers for 2006 remain unchanged for 2007.

Bonuses

We maintain a bonus program for our executive officers that is intended to provide them with a short-term incentive and reward for improvements in our operating performance as measured by our adjusted earnings.

Under our bonus program, our executive officers are eligible each year for a cash bonus equal to a specified percentage of their base salaries. For 2006, these percentages were 115% for Mr. Miller, 65% for Mr. Kogler, 65% for Mr. ten Brink, 60% for Mr. Foss and 60% for Mr. Sacranie, and for 2007, they are 125% for Mr. Miller, 75% for Mr. Kogler, 75% for Mr. ten Brink, 70% for Mr. Foss and 70% for Mr. Sacranie.

Bonuses are payable to our executive officers if we attain our target EBITDA (earnings before interest, taxes depreciation and amortization) for the year, subject to discretionary adjustments by the Compensation Committee. Our target EBITDA is the EBITDA shown in our final operating plan and budget for the year as approved by our Board of Directors during the first quarter of the year. Bonuses are paid during the first quarter of the following year after a meeting of the Compensation Committee to make its decisions once our final results for the prior year are known.

The measurement of EBITDA that we use in our operating plan and budget for purposes of the bonus program reflects various adjustments and is also subject to any additional adjustments that the Compensation Committee considers appropriate to refine EBITDA as an internal measure of operating performance.

If we exceed our target EBITDA for the bonus year, the bonuses payable to our executive officers will be increased on the basis of the extent to which we have done so, subject to a limit of 150% of the bonus otherwise payable. For 2006, we exceeded our target EBITDA by a sufficient margin to trigger this 150% limit.

If we fail to attain our target EBITDA for the bonus year, our executive officers are not assured of any bonuses. In these circumstances, the Compensation Committee may decide in its discretion either that no bonuses are warranted or that it would be appropriate to award on the basis of individual merit cash bonuses of some order of magnitude smaller than the cash bonuses that would have been paid if we had attained our target EBITDA.

Bonus Conversion Program

We maintain a bonus conversion program for our executive officers and other management employees allowing them to convert all or a portion of their bonuses into stock options. The program is intended to enable our executive officers and other participants to trade current compensation for the possibility of greater wealth in the future if our stock continues to perform well.

Under this program, a participant may irrevocably elect in advance of any bonus award to forego some portion or all of any bonus otherwise payable to him or her and receive instead an immediately vested nonstatutory stock option at an exercise price per share equal to the closing price of a share of our common stock on the bonus award date. The number of shares for which an option is granted is determined by dividing (i) a specified multiple of the amount of the cash bonus that the participant elected to forego by (ii) the average closing price of our common stock during the year for which the bonus is payable. Our Board of Directors fixed the multiple at three for 2006 and has continued the same multiple for 2007.

Two of our executive officers participated in this program in respect of their bonuses for 2006 payable in February 2007. Mr. Miller elected to forego $179,345 of his cash bonus and received instead an option for 8,173 shares, and Mr. Foss elected to forego $45,000 of his cash bonus and received instead an option for 2,051 shares. These options have an exercise price per share of $77.13, which was the closing price of our stock on the option grant date (February 6, 2007).

Stock Options

We use stock options as a major component of the compensation of our executive officers because of the incentives that stock options provide. Our stock options are always granted at the closing price of our stock on the date of the grant, and thus the value to our executive officers of their stock options depends entirely on the subsequent growth in value of our stock. The executive officers’ stock options accordingly provide an incentive to high levels of performance contributing to our overall success as reflected in the market price of our stock, to the benefit not just of our executive officers but to that of all of our stockholders.

The Compensation Committee determines the number of shares for which stock options are granted to our executive officers, taking into account (i) our operating performance, (ii) prior grants to our executive officers, (iii) stock option grants and compensation practices at other companies with which members of the Committee are familiar and (iv) the goal of limiting stock option grants to executive officers and employees generally to no more than 10% of our fully-diluted shares over a trailing five-year period (thus averaging dilution of no more than 2% a year).

The exercise price per share of an option granted under one of our stock option plans may not be less than the closing price of a share of our common stock on the date of the option grant. The maximum term of an option may not exceed 10 years, and an option may be exercised only when it is vested and only while the executive officer or other employee remains an employee of ours and for a limited period following the termination of his or her employment.

Options granted to executive officers and employees generally vest over five years at the rate of 20% of the option shares on each of the first five anniversaries of the option grant date. (As noted, options granted under our bonus conversion program are immediately vested.) Options also become exercisable upon the option holder’s death or upon a “change in control.”

We have two stock option plans under which new stock options may be granted: (i) the 2005 Incentive Stock Plan, which our stockholders approved in April 2005, and (ii) the 2000 Nonstatutory Stock Option Plan, which our Board of Directors adopted in February 2000. In addition, there are stock options outstanding under our 1997 Stock Option Plan, which expired in January 2007, and under our 1995 Incentive Compensation Plan, which expired in July 2005. The 2005 plan authorizes awards of stock options and stock appreciation rights for a total of 2,400,000 shares, and the 2000 plan authorizes grants of stock options and awards of stock appreciation rights for a total of 3,500,000 shares.

The 2005 plan provides for the grant of nonstatutory stock options and incentive stock options intended to qualify under section 422 of the Internal Revenue Code as well as the award of stock appreciation rights (which we have never granted), and the 2000 plan provides for the grant of nonstatutory stock options. The 2005 plan authorizes awards to our officers, directors, employees and consultants, and the 2000 Plan authorizes option grants to our employees and consultants but not to our officers and directors.

As of December 31, 2006, 1,753,416 shares were available for future option grants under the 2005 plan and 191,894 shares were available for future option grants under the 2000 plan.

Employee Stock Purchase Plan

We maintain an employee stock purchase plan (the “ESPP”), which our stockholders approved in 2001. The ESPP authorizes 300,000 shares of our common stock to be purchased by qualifying employees at a 15% discount from the market price of the stock through payroll deductions during two six-month offerings each year. A qualifying employee who elects to participate in an offering is granted an option on the first day of the offering for a number of shares equal to the employee’s payroll deductions under the ESPP during the offering period (which may not exceed $5,000) divided by the option price per share. The option price per share is the lower of 85% of the closing price of a share of our common stock on the first trading day of the offering period or 85% of the closing price on the last trading day of the offering period. Every employee who has completed one year’s employment as of the first day of an offering and who is a full-time employee, or a part-time employee who customarily works at least 20 hours per week, is eligible to participate in the offering.

During 2006, Mr. Miller purchased 182 shares under the ESPP, Mr. ten Brink purchased 140 shares and Mr. Foss purchased 188 shares.

401(k) Plan

We maintain a 401(k) plan in which employees who have completed six months’ employment are eligible to participate. We have discretion under the plan to make matching contributions of a percentage of the participants’ own contributions to the plan as the Board of Directors determines each year. For 2006, we made a matching contribution of 50% of the first 5% of compensation that each participant contributed to the plan, up to a maximum matching contribution of $1,500. These matching contributions included the maximum matching contribution for each of Messrs. Miller, Kogler, ten Brink, Foss and Sacranie.

Retirement Plans and Deferred Compensation Arrangements

We do not maintain any other qualified plan (for example, a qualified defined benefit pension plan), nor have we adopted any nonqualified retirement or deferred compensation plan or arrangement.

Perquisites and Personal Benefits

We do not provide any perquisites or personal benefits to our executive officers, with the exception that in the past we have paid or reimbursed Mr. Miller for premiums on personal life insurance and disability insurance. In 2006, we paid insurance premiums of $10,217 for him. Mr. Miller has waived any entitlement to future premium payments or reimbursements.

Employment Agreements

We have not entered into written employment agreements with any of our executive officers. All of our executive officers have entered into confidentiality, nonsolicitation and noncompetition agreements with us.

Termination and Change-in-Control Payments

We have not entered into salary continuation, severance or similar agreements or arrangements with any of our executive officers providing for payments upon or in connection with a termination of employment or a change in control.

Stock Ownership Requirements

Under a policy adopted by our Board of Directors in November 2006, all executive officers are required to hold a minimum position in our stock. An executive officer with less than five years’ service as an executive officer must have a position equal to three times his base salary, and an executive officer with five or more years of service must have a position equal to five times his base salary.

An executive officer’s stock ownership position is measured by the value of our common stock that he owns directly and indirectly and the in-the-money value of the vested and unvested stock options that he holds. An executive officer who does not satisfy the applicable minimum stock ownership requirement may not sell any shares of our stock, with the exception that the officer may engage in a “cashless” exercise of an option and sell a number of shares sufficient to pay the exercise price of the option shares and the related taxes. An executive officer who satisfies the applicable minimum stock ownership requirement may not sell any shares if, as a result, he would then violate the applicable minimum stock ownership requirement.

All of our executive officers satisfy the applicable minimum stock ownership requirement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Jonathan T. Lord, M.D., Chairman

William K. Hall

Thomas R. Reusché

Peter Vardy

L. John Wilkerson, Ph.D.

SUMMARY COMPENSATION TABLE

The following table provides information about the compensation paid or earned during 2006 by our principal executive officer, principal financial officer and three most highly compensated other executive officers (the “named executive officers”):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	All Other Compen- sation(2) ($)	Total ($)
Mark C. Miller(3)	2006	$297,052	$512,415	$808,488	$11,717	$1,629,672
President and Chief Executive Officer
Richard T. Kogler	2006	$222,789	$217,219	$396,234	1,500	$837,742
Executive Vice President and Chief Operating Officer
Frank J.M. ten Brink	2006	$222,789	$217,219	$398,402	1,500	$839,910
Executive Vice President and Chief Financial Officer
Richard L. Foss(4)	2006	$200,000	$180,000	$282,137	1,500	$663,637
Executive Vice President, Corporate Development
Shan Sacranie	2006	$175,000	$157,500	$270,508	1,500	$604,508
Executive Vice President, International

(1)	The amounts in this column represent the expense that we recognized in 2006 for accounting purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”) in respect of stock options that we granted in 2006 and in prior years. The assumptions made in the valuation of these stock options are described at the end of Note 11, Stock Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006 (available at www.stericycle.com).

(2)	The amounts in this column represent our matching 401(k) plan contribution for 2006 of $1,500 for each of our named executive officers and, in addition, $10,217 in premiums on personal life and disability insurance that we paid for Mr. Miller.

(3)	The amount in the “Bonus” column for Mr. Miller is the gross amount of his cash bonus for 2006. Pursuant to our bonus conversion program, Mr. Miller elected to forego $179,345 of his cash bonus and received instead an option for 8,173 shares. The net cash bonus for 2006 paid to Mr. Miller was $333,070. See Grants of Plan-Based Awards, note (2).

(4)	The amount in the “Bonus” column for Mr. Foss is the gross amount of his cash bonus for 2006. Pursuant to our bonus conversion program, Mr. Foss elected to forego $45,000 of his cash bonus and received instead an option for 2,051 shares. The net cash bonus for 2006 paid to Mr. Foss was $135,000. See Grants of Plan-Based Awards, note (3).

Using the stock option expense that we recognized in 2006 for accounting purposes in accordance with FAS 123R, which includes the stock option expense in 2006 in respect of stock options granted in prior years, salaries represented approximately 25.2%, bonuses represented approximately 28.9% and stock options represented approximately 53.4% of the total compensation paid to our named executive officers for 2006.

GRANTS OF PLAN-BASED AWARDS

The following table provides information about the stock options granted to the named executive officers during 2006. We do not maintain any “equity incentive plan” or “non-equity incentive plan” (as those terms are used in the relevant rules of the U.S. Securities and Exchange Commission) and did not make any awards under such a plan during 2006:

Name	Grant Date	Option Awards(1): Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards
Mark C. Miller(2)	2/3/06	52,500	$59.08	$59.08
Richard T. Kogler	2/3/06	24,000	$59.08	$59.08
Frank J.M. ten Brink	2/3/06	24,000	$59.08	$59.08
Richard L. Foss(3)	2/3/06	16,500	$59.08	$59.08
Shan S. Sacranie	2/3/06	16,500	$59.08	$59.08

(1)	Mr. Miller’s and Mr. ten Brink’s respective options were granted under our 1997 Stock Option Plan. Mr. Kogler’s option was granted in part under our 1997 Stock Option Plan and in part under our 2005 Incentive Stock Plan. Mr. Foss’s and Mr. Sacranie’s respective options were granted under our 2005 Incentive Stock Plan.

(2)	The information for Mr. Miller does not include an option for 8,173 shares that we granted to him on February 6, 2007 at an exercise price per share of $77.13 by reason of his conversion of $179,345 of his cash bonus for 2006 pursuant to our bonus conversion program. See Summary Compensation Table, note (3).

(3)	The information for Mr. Foss does not include an option for 2,051 shares that we granted to him on February 6, 2007 at an exercise price per share of $77.13 by reason of his conversion of $45,000 of his cash bonus for 2006 pursuant to our bonus conversion program. See Summary Compensation Table, note (4).

At the Compensation Committee’s meeting in February 2007, the Committee determined the annual stock option grants to executive officers and employees generally. The Committee granted options for 134,000 shares to the named executive officers as follows: Mr. Miller, 43,000 shares; Mr. Kogler, 23,000 shares; Mr. ten Brink, 23,000 shares; Mr. Foss, 22,000 shares; and Mr. Sacranie, 23,000 shares. These options have an exercise price per share of $77.13, which was the closing price of our stock on the option grant date (February 6, 2007).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about the outstanding stock options held by the named executive officers as of December 31, 2006. We do not maintain any “equity incentive plan” or any plan or arrangement under which shares of restricted stock, restricted stock units or similar rights may be awarded, and accordingly, no such shares, units or rights were held by any of our executive officers as of December 31, 2006:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date(1)
Mark C. Miller	17,090	—	$6.81	3/5/08
	13,780	—	$6.38	2/22/09
	81,000	—	$10.13	5/31/10
	88,600	—	$15.20	2/6/11
	3,724	—	$22.38	5/14/11
	73,974	3,502	$27.37	2/5/12
	39,928	14,072	$35.05	1/16/13
	11,902	—	$33.05	2/4/13
	50,293	31,500	$44.22	2/2/14
	16,391	56,000	$45.80	2/15/15
	7,594	52,500	$59.08	2/3/16
Richard T. Kogler	2,916	2,402	$27.37	2/5/12
	2,384	10,587	$35.05	1/16/13
	11,200	14,400	$44.22	2/2/14
	6,400	25,600	$45.80	2/15/15
	—	24,000	$59.08	2/3/16
Frank J.M. ten Brink	3,126	—	$6.38	2/22/09
	13,144	—	$10.13	5/31/10
	12,024	—	$15.20	2/6/11
	22,598	2,402	$27.37	2/5/12
	27,413	10,587	$35.05	1/16/13
	3,967	—	$33.05	2/4/13
	21,285	14,400	$44.22	2/2/14
	6,400	25,600	$45.80	2/15/15
	1,331	24,000	$59.08	2/3/16
Richard L. Foss	30,000	10,000	$35.43	2/28/13
	18,743	11,700	$44.22	2/2/14
	5,044	17,600	$45.80	2/15/15
	—	16,500	$59.08	2/3/16
Shan Sacranie	20,999	9,001	$40.41	5/19/13
	14,780	9,900	$44.22	2/2/14
	4,400	17,600	$45.80	2/15/15
	—	16,500	$59.08	2/3/16

(1)	Our options have 10-year terms and expire on the tenth anniversary of the option grant date. Options granted prior to 2005 generally vest at the rate of 20% of the option shares on the first anniversary of the option grant date and then at the rate of 1/60 of the option shares on the first day of each of the next 48 months. Options granted starting in 2005 generally vest at the rate of 20% of the option shares on each of the first five anniversaries of the option grant date. Options granted pursuant to our bonus conversion program are immediately vested.

OPTION EXERCISES AND STOCK VESTED

The following table provides information about option exercises by the named executive officers during 2006. We have not awarded shares of restricted stock, restricted stock units or similar rights to any of our executive officers, and accordingly no such shares, units or rights vested during 2006:

	Option Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)
Mark C. Miller	221,715	$13,232,937
Richard T. Kogler	14,453	$567,555
Frank J.M. ten Brink	28,250	$1,587,509
Richard L. Foss	—	—
Shan Sacranie	—	—

(1)	The information in this column is provided on an aggregate basis, and includes shares acquired and concurrently sold to pay the exercise price in a “cashless” exercise of an option through a broker. Mr. Miller exercised 11 options during 2006. He paid the exercise price of options for 134,840 shares in cash or by delivery of shares of our common stock that he already owned and did “cashless” exercises through a broker of options for 86,875 shares in which sufficient option shares were sold to pay the exercise price concurrently with the exercise of the options. Mr. Kogler exercised five options during 2006. He paid the exercise price of options for 3,007 shares in cash or by delivery of shares of our common stock that he already owned and did “cashless” exercises through a broker of options for 11,446 shares. Mr. ten Brink exercised two options during 2006, for both of which he paid the exercise price in cash or by delivery of shares of our common stock that he already owned.

(2)	The information in this column is provided on an aggregate basis. The value realized on the exercise of an option was determined by multiplying the number of shares for which the option was exercised by the difference between (i) either the closing price of our common stock on the date of exercise, in the case of payment of the exercise price in cash or by delivery of shares of our common stock, or the sales price, in the case of a “cashless” exercise of the option, and (ii) the exercise price per share of the option

DIRECTOR COMPENSATION

The following table provides information about the compensation paid to our directors in 2006:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Jack W. Schuler	—	$54,844	—	$54,844
Mark C. Miller(2)	—	—	—	—
Rod F. Dammeyer	—	$54,844	—	$54,844
William K. Hall(3)	—	$48,706	—	$48,706
Jonathan T. Lord, M.D.(4)	—	$78,633	—	$78,633
John Patience	—	$54,844	—	$54,844
Thomas Reusché	—	$54,844	—	$54,844
Peter Vardy	—	$54,844	—	$54,844
L. John Wilkerson, Ph.D.	—	$54,844	—	$54,844

(1)	The amounts in this column represent the expense that we recognized in 2006 for accounting purposes in accordance with FAS 123R in respect of stock options that we granted in 2006 and in prior years. The assumptions made in the valuation of these stock options are described at the end of Note 11, Stock Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006 (available at www.stericycle.com).

As of December 31, 2006, each of our outside directors held options for the following number of shares of our common stock: Mr. Schuler, 45,738 shares; Mr. Dammeyer, 18,860 shares; Mr. Hall, 15,259 shares; Dr. Lord, 20,206 shares; Mr. Patience, 45,738 shares; Mr. Reusché, 18,860 shares; and Mr. Vardy, 26,304 shares. Dr. Wilkerson has assigned all of his options to Galen Advisors, LLC, which held options for 40,760 shares as of December 31, 2006.

(2)	Mr. Miller is our President and Chief Executive Officer and receives no additional compensation for his services as a director.

(3)	Mr. Hall was elected a director in August 2006.

(4)	The amount in the column for “Option Award” includes the expense that we recognized in 2006 in respect of the additional option that we granted to Dr. Lord as a new director upon his election to the Board in August 2004.

Compensation in 2006

We did not pay any fees or other cash compensation to our directors who served during 2006 or provide them with any perquisites or other personal benefits. We granted an option for 3,874 shares to each of our outside directors elected at the 2006 Annual Meeting in May (all of our directors except Mr. Hall, who was elected by the Board in August) for their services as directors. The number of option shares was determined by dividing $225,000 by the average closing price of a share of our common stock during the 12-month period ending on the last trading day prior to the 2006 Annual Meeting ($58.09). The exercise price per share was the closing price of our common stock on the day of the Annual Meeting ($65.75), and the option vests on the first anniversary of the meeting (May 3, 2007).

New Plan of Compensation

In August 2006, the Board of Directors adopted a new compensation plan for our outside directors. Under this plan as amended by the Board in November 2006, each director’s annual compensation for his services will be $125,000. The Board will review and update this amount annually based on informal surveys of outside director compensation. Subject to the election by an eligible director to receive up to 50% of his annual compensation in cash, the normal form of payment of a director’s annual compensation will be a stock option reflecting a conversion of the cash compensation. This option will be granted upon reelection as a director at the annual meeting of stockholders each year.

The option will be for a number of shares equal to the quotient obtained by dividing (i) 3 times the amount of cash compensation to be converted into an option by (ii) the average closing price of our stock during the period from the prior year’s annual meeting through the last trading day before the current annual meeting. The exercise price of the option will be the closing price on the day of the annual meeting, and the option will vest on the day of the next annual meeting. Any portion of a director’s annual compensation that he elects to receive in cash will be paid in arrears at the same time that the portion converted into an option vests (i.e., on the day of the next annual meeting of stockholders).

Stock Ownership Requirements

Under the new plan of compensation, all directors are required to hold a minimum position in our stock. For a director with less than five years’ service, he must have a position equal to three times his current annual compensation, or $375,000. For a director with five or more years of service, he must have a position equal to five times his current annual compensation, or $625,000. A director’s ownership position is measured by the value of our common stock that he owns directly and indirectly and the in-the-money value of the vested and unvested stock options that he holds.

A director who satisfies the minimum ownership requirement may elect to receive up to 50% of his annual compensation in cash. A director who does not satisfy the minimum ownership requirement must receive his annual compensation in the normal form of payment as a stock option. A director who does not satisfy the applicable minimum ownership requirement may not sell any shares of our stock, with the exception that the director may engage in a “cashless” exercise of an option and sell a number of shares sufficient to pay the exercise price of the option shares and the related taxes.

All of our directors satisfy the applicable minimum stock ownership requirement.

Meeting and Other Fees

Under the new plan of compensation, as in the past, directors will not be paid separate fees for attending meetings of the Board of Directors or its committees. No additional fees or compensation will be paid to the Chairman of the Board for his service as chairman. The chairman of the Audit Committee will be paid a fee of $10,000 per year for his service as chairman, and the chairman of the Compensation Committee will be paid a fee of $5,000 per year for his service as chairman.

The fees to the chairmen of the Audit and Compensation Committees will be paid by adding each chairman’s fee to and treating it as a part of his annual compensation as a director, with the effect of making 50% of each chairman’s fee eligible to be received in cash (if the chairman satisfies the applicable minimum ownership requirement) and converting the balance of the fee (or the entire fee, if the chairman does not satisfy the minimum ownership requirement) into an option.

Option Grants to New Directors

The new plan of compensation provides that a new director will receive two stock options upon joining the Board. The first option, for joining the Board, will be for a number of shares equal to the quotient obtained by dividing (i) six times the amount of the directors’ current cash compensation by (ii) the average closing price of our common stock during the 12-month period ending on the last trading day before the director’s election to the Board. The exercise price of the option will be the closing price on the day of the director’s election, and one-fifth of the option shares will vest on each of the first five anniversaries of the director’s election.

The new director will also receive an option reflecting his annual compensation as a director. If the new director is elected at an annual meeting, he will receive the same option that the other directors elected at the annual meeting receive, If the new director is elected by the Board to fill a vacancy, the option will be for a number of shares equal to a pro rata portion of the quotient obtained by dividing (i) three times the amount of the directors’ current cash compensation by (ii) the average closing price of our common stock during the 12-month period ending on the last trading day immediately before the director’s election to the Board. The exercise price of the option will be the closing price on the day of the director’s election, and the option will vest on the day of the next annual meeting of stockholders.

Item 2

PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION

TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK

FROM 80,000,000 SHARES TO 120,000,000 SHARES

Stockholders are being asked to approve an amendment to our amended and restated certificate of incorporation, as amended (our “certificate of incorporation”) to increase our authorized shares of common stock from 80,000,000 shares to 120,000,000 shares.

In February 2007, our Board of Directors unanimously approved a proposed amendment to our certificate of incorporation to increase our authorized shares of common stock from 80,000,000 shares to 120,000,000 shares and directed that the proposed amendment be submitted to a vote of our stockholders at the Annual Meeting. A copy of the proposed amendment, marked to show the changes that would be made to the existing provision, appears as Exhibit A to this Proxy Statement. Under the proposed amendment, each additional authorized share of common stock would have the same rights and privileges as each currently authorized share of common stock.

The proposed amendment requires the approval of our stockholders by the affirmative vote of holders of a majority of the shares of our common stock outstanding as of the record date (March 19, 2007).

Shares Outstanding and Reserved for Issuance

As of December 31, 2006, we had 44,251,965 shares of our common stock issued and outstanding. In addition, we had reserved 3,518,655 shares for issuance upon the exercise of outstanding stock options, 1,949,510 shares for issuance upon the exercise of stock options authorized to be granted but not yet granted under our stock option plans, 196,277 shares reserved for issuance under our employee stock purchase plan, and 11,000 shares reserved for issuance upon the exercise of outstanding common stock purchase warrants.

Accordingly, as of December 31, 2006, we had a total of 49,927,407 shares of our common stock issued and outstanding or reserved for issuance.

Reason for Proposed Amendment

Our Board of Directors has approved the proposed amendment because the Board has discussed the possibility of authorizing a 2-for-1 stock split if we had a sufficient number of authorized shares of common stock to permit the split. As matters stand, we do not.

The Board of Directors has merely considered the possibility of authorizing a 2-for-1 stock split. The Board has not determined that a 2-for-1 or other stock split would be in the Company’s best interest or the best interest of our stockholders, and it has not authorized a stock split. If the proposed amendment is approved by our stockholders, the Board may authorize a 2-for-1 stock split or other stock split, or it may decide that a stock split, either on a 2-for-1 basis or any other basis, is not in the Company’s best interest or the best interest of our stockholders.

Possible Abandonment of Proposed Amendment

If the proposed amendment is approved by our stockholders but our Board of Directors decides not to authorize a stock split, the Board will abandon the proposed amendment even though it has been approved by the stockholders. If the proposed amendment is approved by our stockholders and we have not filed it with the Secretary of State of the State of Delaware by December 31, 2007, the Board of Directors will be considered to have abandoned the proposed amendment. If the proposed amendment is abandoned, it may not be filed to amend our certificate of incorporation unless stockholder approval is once again obtained.

Other Factors To Consider

Aside from a possible 2-for-1 or other stock split, or in connection with our existing stock option plans and employee stock purchase plan, we do not have any current plans or intentions for the issuance or use of a material number of shares of our common stock.

If any of the additional authorized shares of common stock were to be issued other than in connection with a stock split, the issuance could have a dilutive effect on our earnings per share of common stock and on the voting power and equity interests of holders of our common stock at the time that the additional authorized shares are issued.

Although not a factor in the Board’s decision to propose the increase in our authorized shares of common stock, one of the effects of the increase could be to enable the Board to make more difficult or discourage attempts by third parties to gain control of the Company by means of a merger, tender offer, proxy contest or other means, and thus enable the Board to protect the continuity of the incumbent directors and officers.

Current holders of our stock do not have preemptive rights to subscribe for or purchase any shares of our authorized common stock.

The Board of Directors recommends that stockholders vote “FOR” approval of the proposal to amend our certificate of incorporation to increase our authorized shares of common stock from 80,000,000 shares to 120,000,000 shares.

Item 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT PUBLIC ACCOUNTANTS

We have appointed Ernst & Young LLP as our independent public accountants for the fiscal year ending December 31, 2007. Ernst & Young LLP has served as our independent public accountants since our incorporation in March 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered in connection with the audit of our annual financial statements, review of our interim financial statements included in our quarterly reports on Form 10-Q, and audit of our internal controls over financial reporting for the fiscal year ended December 31, 2006 were approximately $1.1 million. This amount includes approximately $34,000 for the statutory audit of the financial statements of our subsidiary operating in Puerto Rico and approximately $197,000 for the specific scope audit and statutory audit of our subsidiary operating in the United Kingdom.

The aggregate fees billed by Ernst & Young LLP for professional services rendered in connection with the audit of our annual financial statements, review of our interim financial statements included in our quarterly reports on Form 10-Q, and audit of our internal controls over financial reporting for the fiscal year ended December 31, 2005 were approximately $1.0 million. This amount includes approximately $34,000 for the statutory audit of the financial statements of our subsidiary operating in Puerto Rico and approximately $63,000 for the specific scope audit and statutory audit of our subsidiary operating in the United Kingdom.

Audit Related Fees

Ernst & Young LLP did not bill us for any audit related fees for the fiscal years ended December 31, 2006 and 2005. They did not perform any other assurance or related services during either of these years.

Tax Fees

Ernst & Young LLP did not provide any tax compliance, tax advice or tax planning services to us during the fiscal years ended December 31, 2006 and 2005.

All Other Fees

During 2006 we subscribed to an online Ernst & Young LLP research service at a cost of approximately $2,000. Ernst & Young LLP did not provide any other services to us during the fiscal years ended December 31, 2006 and 2005.

In accordance with policies adopted by the Audit Committee of our Board of Directors, all audit and non-audit related services to be performed for us by our independent public accountants must be approved in advance by the Committee.

Ratification of the appointment of Ernst & Young LLP as our independent public accountants will require the affirmative vote of holders of a majority of the voting power present in person or represented by proxy and entitled to vote at the Annual Meeting. If our stockholders do not ratify the appointment of Ernst & Young LLP, our Board of Directors may reconsider their appointment.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent public accountants for the fiscal year ending December 31, 2007.

OTHER MATTERS

As of the date of this Proxy Statement, our Board of Directors does not know of any other business to come before the Annual Meeting for consideration by our stockholders. If any other business should properly come before the meeting, the persons named as proxies in the accompanying proxy card will vote the shares of stock represented by the proxy in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Any stockholder who wishes to present a proposal for consideration at our 2008 Annual Meeting of Stockholders, and to have the proposal included in our proxy statement for the meeting, must submit the proposal to us by December 18, 2007. In accordance with our bylaws, any stockholder who wishes to present a proposal from the floor for consideration at our 2008 Annual Meeting of Stockholders must submit the proposal to us no earlier than December 18, 2007 and no later than by January 16, 2008.

Stockholder proposals for inclusion in our proxy statement must comply with the rules of the Securities and Exchange Commission in order to be included. Stockholder proposals should be sent to Investor Relations, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons beneficially owning more than 10% of our outstanding common stock to file periodic reports of stock ownership and stock transactions with the Securities and Exchange Commission. On the basis of a review of copies of these reports, we believe that all filing requirements for 2006 were satisfied in a timely manner.

ADDITIONAL INFORMATION

We will bear the cost of soliciting proxies on the accompanying proxy card. Some of our officers and regular employees may solicit proxies by personal conversations, mail, telephone or telecopier, but will not receive any additional compensation for their services. We may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of shares of our common stock.

We will provide a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2006 without charge to each stockholder as of the record date for the Annual Meeting, upon the stockholder’s written request. Requests should be directed to Investor Relations, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045. A copy of our Form 10-K as filed with the Securities and Exchange Commission is available in pdf format on our website, www.stericycle.com under “Investor Relations/SEC Filings.” A copy of our Form 10-K also may be accessed directly from the SEC’s website, www.sec.gov.

Exhibit A

Proposed Amendment to

Amended and Restated Certificate of Incorporation

(as amended)

Article 4 of our Amended and Restated Certificate of Incorporation, as amended, shall be amended to read as follows (marked to show changes from Article 4 as it reads currently):

Article 4

Capital Stock

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 121,000,000 ~~81,000,000~~ shares, divided into two classes as follows: (i) 120,000,000 ~~80,000,000~~ shares of common stock, with a par value of $.01 per share, and (ii) 1,000,000 shares of preferred stock, with a par value of $.01 per share.

Shares of preferred stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized to fix by resolution the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions, of each series of preferred stock, including, without limitation, the dividend rate, conversion rights, voting rights, liquidation preference and redemption price of the series.

28161 North Keith Drive

Lake Forest, Illinois 60045

2007 ANNUAL MEETING OF STOCKHOLDERS

MAY 16, 2007

YOUR VOTE IS IMPORTANT!

Please sign and promptly return your proxy card in the enclosed envelope or, if your shares are registered in your name, vote your shares telephonically by calling (866) 207-3912.

If your shares are registered in the name of a brokerage firm, you may be able to vote your shares telephonically or via the Internet. Check the information provided to you by your broker to see which options are available to you.

Reservation Form for 2007 Annual Meeting

I am a stockholder of Stericycle, Inc. (If your shares are registered in a brokerage firm’s name, please enclose confirmation of stock ownership.) I plan to attend the 2007 Annual Meeting to be held on Wednesday, May 16, 2007, at 12:00 noon, Chicago time, the Wyndham O’Hare Hotel, 6810 North Mannheim Road, Rosemont, Illinois 60018. Please send me an admissions card. I understand that an admissions card will only admit the stockholder or stockholders to whom it is issued, and may not be transferred.

Name
Please print name of stockholder

Name
Please print name of stockholder (if joint owner)

Address

City	State	Zip Code

Telephone	( )

If you plan to attend the 2007 Annual Meeting, please detach, complete and return the Reservation Form above directly to Stericycle, Inc., Annual Meeting Ticket Requests, 28161 North Keith Drive, Lake Forest, Illinois 60045. All Reservation Forms must be received by May 9, 2007.

To avoid a delay in receipt of your admissions card, mail the Reservations Form separately. Do not return it with your proxy card or mail it in the enclosed envelope.

PROXY	STERICYCLE, INC. 28161 North Keith Drive Lake Forest, Illinois 60045	PROXY

This proxy is solicited on behalf of the Board of Directors of Stericycle, Inc.

I or we hereby appoint each of Jack W. Schuler, Rod F. Dammeyer and John Patience (the “proxies”) as my or our proxy, each with the power to appoint his substitute, and authorize each of them acting alone to vote all of the shares of common stock, par value $.01 per share, of Stericycle, Inc. (the “Company”) held of record by me or us on March 19, 2007 at the 2006 Annual Meeting of Stockholders to be held on May 16, 2007 (the “Annual Meeting”), and at any adjournment of the Annual Meeting.

If properly completed and returned, this Proxy will be voted as directed. If no direction is given, this Proxy will be voted in accordance with the recommendations of the Company’s Board of Directors, i.e., FOR each of the eight nominees for election as a director (Item 1), FOR the approval of a proposal to amend the Company’s certificate of incorporation to increase the Company’s authorized shares of common stock from 80,000,000 shares to 120,000,000 shares (Item 2), and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants for 2007 (Item 3). It will be voted in the best judgment of the proxies in respect of any other business that properly comes before the Annual Meeting.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY

USING THE ENCLOSED REPLY ENVELOPE

(Continued and to be signed on the reverse side.)

STERICYCLE, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. (■)

Control Number:
1. Election of directors— Nominee(s)		For All	Withhold All	For All Except*
01 Jack W. Schuler 03 Rod F. Dammeyer 05 Jonathan T. Lord, M.D. 07 Thomas R. Reusché	02 Mark C. Miller 04 William K. Hall 06 John Patience 08 Peter Vardy	☐	☐	☐
*Except nominee(s) written above
		For	Against	Abstain
2. Approval of prtoposal to amend the Company’s certificate of incorporation to increase the Company’s authorized shares of common stock from 80,000,000 shares to 120,000,000 shares		☐	☐	☐
		For	Against	Abstain
3. Ratification of appointment of Ernst &Young LLP as the Company’s independent public accountants for the year ending December 31, 2007		☐	☐	☐

Date: _______________________, 2007

Signature: _________________________________________

Signature: _________________________________________

Title or capacity: ___________________________________

Instruction: Please sign exactly as your name appears immediately to the left. If signing as a fiduciary (for example, as a trustee), please indicate your fiduciary capacity. If signing on behalf of a corporation, partnership or other entity, please indicate your title or other authorized capacity. If the shares for which this Proxy is given are held jointly, both joint tenants must sign.

Δ                    FOLD AND DETACH HERE                    Δ

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Central Time the day prior to the meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone
http://www.proxyvoting.com/srcl		1-866-540-5760
Use the Internet to vote your proxy.		Use any touch-tone telephone to
Have your proxy card in hand when	OR	vote your proxy. Have your proxy
you access the web site.		card in hand when you call.

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

THANK YOU FOR VOTING YOUR SHARES.

YOUR VOTE IS IMPORTANT!